EXHIBIT 5.1

October 30, 2014
Board of Directors
Western Alliance Bancorporation
One E. Washington St., Suite 1400
Phoenix, Arizona 85004

Ladies and Gentlemen:

I am General Counsel of Western Alliance Bancorporation, a Delaware corporation (the “Company”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 462(a) under the Securities Act of 1933, as amended, relating to the proposed public offering of up to 2,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share.
For purposes of this opinion letter, I have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). I believe the Documents and my familiarity with the corporate affairs of the Company provide an appropriate basis on which to render the opinions hereinafter expressed.
In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted me as copies (including telecopies). As to all statements of fact made in the Documents, I have not independently established the facts so relied on and I have not made any investigation or inquiry other than my examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution of 1897, as amended, and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, I am of the opinion that, assuming receipt by the Company of the consideration for the Shares specified in the Board Resolutions, the Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/	Randall S. Theisen
Randall S. Theisen
Executive Vice President and General Counsel

Schedule 1

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on May 29, 2014.

3.	The Bylaws of the Company, effective September 22, 2014.

4.	A copy of the Company’s 2005 Stock Incentive Plan, as amended.

5.
Resolutions of the Board of Directors of the Company adopted at meetings held on March 17, 2014, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the increase in the number of shares of Common Stock available for issuance under the Company’s 2005 Stock Incentive Plan, as amended, and the arrangements in connection therewith.